July 19, 2005

Mail Stop 0408

By U.S. Mail and facsimile to (724) 978-2744

Mr. Charles G. Urtin
President and CEO
IBT Bancorp, Inc.
309 Main Street
Irwin, PA 15642

Re:	IBT Bancorp, Inc
      Form 10-K for Fiscal Year Ended December 31, 2004
      Form 10-Q for Fiscal Quarter Ended March 31, 2005
	File No.  001-31655

Dear Mr. Urtin:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		Don Walker
	Senior Assistant Chief Accountant